Exhibit 99.1

Cubic Reports Third Quarter Fiscal Year 2013 Results

•                  Sales of $340.4 million

•                  Net income of $18.4 million

•                  Earnings per share of $0.69

•                  Total backlog of $2.87 billion

San Diego, Calif., August 1, 2013 — Cubic Corporation (NYSE: CUB) today reported its results for the third quarter of fiscal year 2013.  Sales for the third quarter of 2013 were $340.4 million compared to $365.4 million in the third quarter of 2012, a decrease of 7 percent. Net income attributable to Cubic shareholders was $18.4 million, or $0.69 per share compared to $26.7 million, or $1.00 per share, in the third quarter of 2012.

Operating income was $27.0 million compared to $38.6 million last year.  In comparison to last year, operating income for the third quarter of 2013 was down due to a defense systems contract settlement that occurred in the third quarter of 2012. This settlement resulted in higher operating income and higher sales of $12.5 million for the third quarter of 2012.

Total backlog of $2.87 billion for the quarter ended June 30, 2013 increased from $2.83 billion at September 30, 2012, reflecting strong domestic and international contract award activity in our two defense segments. The negative changes in currency exchange rates for the nine months ended June 30, 2013 reduced backlog by $69.9 million.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA), a non-GAAP measure (as described below), was $33.4 million in this year’s third quarter compared to $44.4 million last year.

“We have said 2013 would be a transition year compared to our record year in 2012. The transportation segment’s performance for the year has been very good while the defense segments are facing a challenging DoD environment.  Despite the challenges, we are encouraged by contract awards in our two defense segments and improved operating profit performance in defense systems in the third quarter compared to earlier in the fiscal year,”  said William Boyle, Chief Executive Officer of Cubic Corporation.

Reportable Segment Results

Transportation Systems (39% of consolidated sales)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions)

Transportation Systems Segment Sales	$391.2	$383.3	$133.8	$125.8

Transportation Systems Segment Operating Income	$63.6	$60.5	$18.2	$19.2

Cubic Transportation Systems (CTS) develops and delivers innovative fare collection systems and services for public transit authorities worldwide. In the third quarter of this year, CTS sales increased 6 percent to $133.8 million compared to $125.8 million in the same period last year. The increase resulted from higher sales on contracts in the U.S., including a contract for a suburban bus system near Chicago, and transit system contracts in Minneapolis, and New York. NextBus, a real-time passenger information system business the company acquired in January 2013, contributed sales of $3.1 million for the third quarter of this year.

Operating income from CTS in the third quarter of this year was $18.2 million compared to $19.2 million last year, a decrease of 5 percent. During the quarter, operating margins declined due to a decrease in work on U.K. development contracts, and due to an increase in the estimated costs to complete the electronic ticketing system in Sydney, Australia. These decreases in operating income were partially offset for the quarter by higher operating income on increased work on contracts in the U.S. described above as well as a settlement from a European service contract claim. CTS total backlog decreased to $1.54 billion at June 30, 2013 from $1.66 billion as of September 30, 2012, about half of the decrease was due to negative changes in currency exchange rates.

Mission Support Services (36% of consolidated sales)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions)

Mission Support Services Segment Sales	$359.4	$356.8	$123.8	$122.4

Mission Support Services Segment Operating Income	$11.4	$15.0	$3.6	$5.9

Mission Support Services (MSS) is a leading provider of highly specialized support services to the U.S. government and allied nations. Sales from MSS increased 1 percent to $123.8 million in the third quarter of this year, compared to $122.4 million in the third quarter of last year. Sales generated by NEK, a Special Operation Forces training business acquired in December 2012, totaled $11.4 million in the quarter ended June 30, 2013.  MSS had lower sales on certain contracts in the quarter due to a decrease in DoD activity.

MSS operating income was $3.6 million in the third quarter of this year compared to $5.9 million in the third quarter of last year, a decrease of 39 percent. The operating income decrease reflects lower sales on certain contracts for the U.S. military, an operating loss of $0.7 million from NEK inclusive of amortization expense of $0.9 million, and the impact of lower margins due to contracts being awarded by the U.S. government based on low price technically acceptable criteria.

Total backlog for MSS was $800.6 million this quarter compared to $737.0 million at September 30, 2012.  The increase in backlog includes $23.9 million of backlog from the acquisition of NEK.

Defense Systems (25% of consolidated sales)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in millions)		(in millions)
Defense Systems Segment Sales
Training systems	$222.6	$243.1	$69.4	$108.1
Secure communications	44.6	37.8	13.4	8.8
	$267.2	$280.9	$82.8	$116.9

Defense Systems Segment Operating Income
Training systems	$17.7	$31.4	$8.8	$19.1
Secure communications	(3.0)	(4.7)	(1.7)	(4.5)
Restructuring costs	(6.2)	—	(0.1)	—
	$8.5	$26.7	$7.0	$14.6

Cubic Defense Systems (CDS) is focused on two primary lines of business: training systems and secure communications. In the third quarter, training systems sales were $69.4 million compared to $108.1 million last year, a decrease of 36 percent, which reflects lower sales from ground combat training systems and virtual small arms training systems partially offset by higher sales of air combat training systems. Operating income was down 54 percent to $8.8 million this year from $19.1 million last year primarily due to a defense systems contract settlement that occurred in the third quarter of 2012. This settlement resulted in higher operating income and higher sales of $12.5 million for the third quarter of 2012.

Certain CDS product lines previously categorized as “Other” have been reclassified into “Secure Communications” due to management realignment. Secure Communications sales increased 52 percent to $13.4 million this year from $8.8 million last year due to higher sales from personnel locator systems and data link products. Secure Communications operating loss decreased to $1.7 million in the third quarter from $4.5 million last year. The overall operating loss for Secure Communications is primarily due to the results of operations of our asset tracking and cyber security product lines. In the third quarter of 2013, increased margins on higher sales of data link products were primarily responsible for the reduction in the overall Secure Communications operating loss.

CDS backlog increased to $521.8 million from $430.9 million at September 30, 2012. The increase in backlog includes several international awards and $30 million in task order funding for the recently awarded Littoral Combat Ship ID/IQ contract received during the third quarter.

Conference Call

Cubic management will host a conference call to discuss the company’s third quarter fiscal year 2013 results today, Thursday August 1, 2013 at 4:30 ET (1:30 PT) that will be simultaneously broadcast over the Internet. William W. Boyle, chief executive officer and John “Jay” D. Thomas, chief financial officer, will host the call. Listeners may access the conference call live over the Internet at the company’s website under the “Investor Relations” tab at www.cubic.com.

Please allow 15 minutes prior to the call to visit our website to download any necessary audio software. For those unable to listen to the live broadcast, an archived version will be available at the same location through September 3, 2013.

About Cubic

Cubic Corporation is globally diversified in transportation and defense markets. The company’s Transportation segment is a leading systems integrator that develops and provides fare collection infrastructure, services and technology for public transit authorities and operators worldwide. Cubic’s Mission Support Services segment is a leading provider of training, operations, maintenance, technical and other support services to the U.S. and allied nations. The Defense Systems segment is a leading provider of realistic combat training systems and secure communications systems. For more information about Cubic, see the company’s web site at www.cubic.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created by such Act. Forward-looking statements include, among others, statements about our expectations regarding future events or our future financial and/or operating performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “predict,” “potential,” “opportunity” and similar words or phrases or the negatives of these words or phrases. These statements involve risks, estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in these statements, including, among others: our dependence on U.S. and foreign government contracts; delays in approving U.S. and foreign government budgets and cuts in U.S. and foreign government defense expenditures; the ability of certain government agencies to unilaterally terminate or modify our contracts with them; our ability to successfully integrate new companies into our business and to properly assess the effects of such integration on our financial condition; the U.S. government’s increased emphasis on awarding contracts to small businesses, and our ability to retain existing contracts or win new contracts under competitive bidding processes; the effects of politics and economic conditions on negotiations and business dealings in the various countries in which we do business or intend to do business; competition and technology changes in the defense and transportation industries; our ability to accurately estimate the time and resources necessary to satisfy obligations under our contracts; the effect of adverse regulatory changes on our ability to sell products and services; our ability to identify, attract and retain qualified employees; business disruptions due to cyber security threats, physical threats, terrorist acts, acts of nature and public health crises; our involvement in litigation, including litigation related to patents, proprietary rights and employee misconduct; our reliance on subcontractors and on a limited number of third parties to manufacture and supply our products; our ability to comply with our development contracts and to successfully develop, introduce and sell new products, systems and services in current and future markets; defects in, or a lack of adequate coverage by insurance or indemnity for, our products and systems; and changes in U.S. and foreign tax laws, exchange rates or our economic assumptions regarding our pension plans. In addition, please refer to the risk factors contained in our SEC filings available at www.sec.gov, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Because the risks, estimates, assumptions and uncertainties referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

Use of Non-GAAP Financial Information

To supplement our consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we use Adjusted EBITDA which represents net income attributable to Cubic before interest, taxes, non-operating income, depreciation and amortization. We believe that the presentation of Adjusted EBITDA provides useful information to investors with which to analyze our operating trends and performance and ability to service and incur debt. Also, Adjusted EBITDA is a factor we use in measuring our performance and compensating certain of our executives. Further, we believe Adjusted EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of property, plant and equipment (affecting relative depreciation expense), and non-operating expenses which may vary for different companies for reasons unrelated to operating performance. In addition, we believe that Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an Adjusted EBITDA measure when reporting their results. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income as a measure of performance. In addition, other companies may define Adjusted EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be directly comparable to Adjusted EBITDA of other companies. Furthermore, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.

Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. You are cautioned not to place undue reliance on Adjusted EBITDA.

# # #

- Financial Tables Follow -

The following table reconciles Adjusted EBITDA to net income attributable to Cubic, which we consider to be the most directly comparable GAAP financial measure to Adjusted EBITDA.

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(in thousands)
Reconciliation:
Net income attributable to Cubic	$57,968	$70,812	$18,364	$26,721
Add:
Provision for income taxes	19,859	29,538	7,416	11,338
Interest expense (income), net	1,159	(1,524)	392	(476)
Other income, net	764	(95)	813	950
Noncontrolling interest in income of VIE	149	149	24	53
Depreciation and amortization	18,014	17,140	6,417	5,843
ADJUSTED EBITDA	$97,913	$116,020	$33,426	$44,429

Summary Results

The company’s three reportable segments are: Transportation Systems, Mission Support Services and Defense Systems. The following table presents sales, operating profits, and depreciation and amortization for each of the three business segments, in millions.

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Sales:
Transportation Systems	$391.2	$383.3	$133.8	$125.8
Mission Support Services	359.4	356.8	123.8	122.4
Defense Systems	267.2	280.9	82.8	116.9
Other	0.3	0.8	—	0.3
Total sales	$1,018.1	$1,021.8	$340.4	$365.4

Operating income (loss):
Transportation Systems	$63.6	$60.5	$18.2	$19.2
Mission Support Services	11.4	15.0	3.6	5.9
Defense Systems	8.5	26.7	7.0	14.6
Unallocated corporate expenses and other	(3.6)	(3.3)	(1.8)	(1.1)
Total operating income	$79.9	$98.9	$27.0	$38.6

Depreciation and amortization:
Transportation Systems	$2.7	$2.8	$1.2	$1.1
Mission Support Services	10.0	9.6	3.5	3.1
Defense Systems	4.4	3.9	1.5	1.4
Other	0.9	0.8	0.2	0.2
Total depreciation and amortization	$18.0	$17.1	$6.4	$5.8

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(amounts in thousands, except per share data)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales:
Products	$432,226	$498,829	$131,557	$189,743
Services	585,895	522,979	208,888	175,654
	1,018,121	1,021,808	340,445	365,397

Costs and expenses:
Products	311,964	338,564	93,946	118,431
Services	462,075	430,602	164,458	153,552
Selling, general and administrative	126,447	121,010	44,130	42,751
Research and development	19,346	21,395	6,426	8,427
Amortization of purchased intangibles	12,192	11,357	4,362	3,650
Restructuring costs	6,198	—	114	—
	938,222	922,928	313,436	326,811

Operating income	79,899	98,880	27,009	38,586

Other income (expense):
Interest and dividend income	1,279	2,423	530	697
Interest expense	(2,438)	(899)	(922)	(221)
Other income (expense) - net	(764)	95	(813)	(950)

Income before income taxes	77,976	100,499	25,804	38,112

Income taxes	19,859	29,538	7,416	11,338

Net income	58,117	70,961	18,388	26,774

Less noncontrolling interest in income of VIE	149	149	24	53

Net income attributable to Cubic	$57,968	$70,812	$18,364	$26,721

Net income per share attributable to Cubic
Basic	$2.17	$2.65	$0.69	$1.00
Diluted	$2.17	$2.65	$0.69	$1.00

Dividends per common share	$0.12	$0.12	$—	$—

Weighted average shares used in per share calculations:
Basic	26,736	26,736	26,736	26,736
Diluted	26,745	26,736	26,762	26,736

CUBIC CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	June 30,	September 30,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$212,451	$212,267
Restricted cash	68,853	68,749
Marketable securities	4,049	—
Accounts receivable - net	388,436	350,697
Recoverable income taxes	6,673	7,083
Inventories - net	48,312	52,366
Deferred income taxes and other current assets	17,035	21,564
Total current assets	745,809	712,726

Long-term contract receivables	19,850	22,070
Long-term capitalized contract costs	61,782	26,875
Property, plant and equipment - net	54,770	55,327
Goodwill	183,895	146,933
Purchased intangibles - net	58,517	39,374
Other assets	20,974	23,012
	$1,145,597	$1,026,317

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$31,293	$47,917
Customer advances	107,256	100,764
Accrued compensation and other current liabilities	114,100	108,668
Income taxes payable	7,229	20,733
Current portion of long-term debt	529	4,561
Total current liabilities	260,407	282,643

Long-term debt	102,380	6,942
Other long-term liabilities	66,412	66,390

Shareholders’ equity:
Common stock	14,208	12,574
Retained earnings	769,803	715,043
Accumulated other comprehensive loss	(31,635)	(21,148)
Treasury stock at cost	(36,078)	(36,078)
Shareholders’ equity related to Cubic	716,298	670,391
Noncontrolling interest in variable interest entity	100	(49)
Total shareholders’ equity	716,398	670,342
	$1,145,597	$1,026,317

CUBIC CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Operating Activities:
Net income	$58,117	$70,961	$18,388	$26,774
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	18,014	17,140	6,417	5,843
Share-based compensation expense	1,634	—	1,575	—
Changes in operating assets and liabilities	(84,595)	(126,916)	22,761	(31,524)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(6,830)	(38,815)	49,141	1,093

Investing Activities:
Acquisition of businesses, net of cash acquired	(60,649)	—	(7,377)	—
Purchases of property, plant and equipment	(6,209)	(13,244)	(2,348)	(3,094)
Purchases of marketable securities	(4,054)	—	(4,054)	—
Proceeds from sales or maturities of marketable securities	—	25,829	—	7,895
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(70,912)	12,585	(13,779)	4,801

Financing Activities:
Proceeds from short-term borrowings	70,000	—	—	—
Principal payments on short-term borrowings	(70,000)	—	(25,000)	—
Proceeds from long-term borrowings	100,000	—	50,000	—
Principal payments on long-term debt	(8,407)	(4,411)	(134)	(137)
Dividends paid	(3,208)	(3,208)	—	—
Net change in restricted cash	(104)	(68,584)	(20)	—
Contingent consideration payments related to acquisitions of businessess	(224)	—	(224)	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	88,057	(76,203)	24,622	(137)

Effect of exchange rates on cash	(10,131)	4,414	3,862	(5,394)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	184	(98,019)	63,846	363

Cash and cash equivalents at the beginning of the period	212,267	329,148	148,605	230,766

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$212,451	$231,129	$212,451	$231,129

Supplemental disclosure of non-cash investing and financing activities:

Liability incurred to acquire NEK	$12,108	$—	$—	$—